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FOR IMMEDIATE RELEASE

First Merchants Acceptance Corporation Uncovers Irregularities:
Expects To Restate 1996 and Delay First Quarter 1997 Results

DEERFIELD, IL - April 16, 1997 - First Merchants Acceptance Corporation (NASDAQ:FMAC) today announced that it had discovered irregularities involving unauthorized entries made in the Company's financial records. As a result, the Board has terminated the employment of Mitchell C. Kahn, President and Chief Executive Officer; Thomas R. Ehmann, currently Vice President and Chief Information Officer (formerly Vice President and Chief Financial Officer); Paul Van Eyl, Vice President - Strategic Planning; and one other employee. An ongoing investigation ordered by the Board is being conducted by Norman Smagley, the newly named Senior Vice President and Chief Financial Officer, together with the Company's outside counsel and independent auditors.

The Company said it expects that these events will result in a restatement of the previously reported results for 1996 (net earnings of $1.56 per share) but that restated net earnings for 1996 should remain at a level of at least $1.00 per share.

The Company also said that the release of first quarter 1997 results will be delayed and that it presently anticipates announcing a loss of between $1.60 and $2.00 per share for the quarter. This is primarily because of a significant increase in the provision for credit losses reflecting changes in management's estimates of projected required reserves.

Management expects that restated 1996 results and first quarter 1997 results will be available in early May.




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The Board announced that a search will be commenced for a new chief executive officer immediately. For the interim, William N. Plamondon and Richard J. Uhl, both current directors, will serve as co-chief executive offers. Mr. Plamondon, currently a management consultant, was the President of Budget Rent A Car Corporation from 1992 until February 1997. Mr. Uhl, President of Chicago Holdings, Inc, is one of the major stockholders of the company, and has served as an executive of several finance companies. Mr. Plamondon has served on the Company's Board since 1995, Mr. Uhl since 1991.

Mr. Smagley reported that the irregularities result in the Company being out of compliance with certain covenants under its financing arrangements. However, all payments due under such arrangements have been made on a timely basis. The Company is in discussion with its lenders and the credit enhancer of its securitizations.

The Company believes that its financial condition remains strong and will support its continuing operations and plans for future growth.

First Merchants is a national specialty finance company, primarily engaged in financing the purchase of used automobiles by consumers who have limited access to traditional sources of credit. The company acquires dealer-originated retail installment contracts from franchised and independent automobile dealers and financial institutions in 37 states.
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Safe Harbor Language
--------------------

This press release contains various forward-looking statements and information that are based on management's beliefs as well as assumptions made by and information currently available to management, including statements regarding future economic performance and financial condition, liquidity and capital resources, and management's plans and objectives. Such statements are subject to various risks and uncertainties which could cause actual results to vary materially from those stated. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected or projected. Such risks and uncertainties include the availability of financing on terms and conditions acceptable to the Company, the ability of the Company to securitize its finance contracts in the asset-backed securities market on terms and conditions acceptable to the Company and changes in the quality or composition of the serviced finance contract receivable portfolio. Certain of these as well as other risks and uncertainties are described in more detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1996. The Company undertakes no obligation to update any such factor or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.